UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
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FORM SD
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Specialized Disclosure Report
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Nanometrics Incorporated
(Exact name of Registrant as specified in charter)

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Delaware	000-13470	94-2276314
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1550 Buckeye Drive, Milpitas, California 95035
(Address of principal executive offices)
Jeffrey Andreson, (408) 545-6000
(Name and telephone number, including area code, of person to contact in connection with this report)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 2401.13p-1) for the reporting period from January 1 to December 31, 2014.

Section 1 - Conflict Minerals Disclosure

Item 1.01    Conflict Minerals Disclosure and Report.

Conflict Minerals Disclosure
This Form SD of Nanometrics Incorporated (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2014 to December 31, 2014.
A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at www.nanometrics.com/company/environmental-supplier-info.html

Item 1.02	Exhibit
As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.01 to this report.

Section 2 - Exhibits

Item 2.01    Exhibits

Exhibit No.	Description

1.01	Conflict Minerals Report of Nanometrics Incorporated

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2015	NANOMETRICS INCORPORATED

/S/ Jeffrey Andreson
Jeffrey Andreson Chief Financial Officer
Duly Authorized Officer

EXHIBIT INDEX

Exhibit No.	Description

1.01	Conflict Minerals Report of Nanometrics Incorporated